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     This report is signed on behalf of the
Registrant in the City of Newark and State of New
Jersey on the 1st day of March, 1999.



    The Prudential Variable Contract Account-11
                File No. 811-03422




Witness: /s/ Caren Cunningham______
By: /s/ Grace Torres____
     Caren Cunningham                        Grace
Torres
     Secretary                          Treasurer